Exhibit 10.23

Royal Caribbean Cruises Ltd.
2008 EQUITY INCENTIVE PLAN
Restricted Stock Unit Agreement

GRANTEE:
DATE OF GRANT:
NUMBER OF RESTRICTED STOCK UNITS GRANTED

This Restricted Stock Unit Agreement (the “Agreement”) is dated as of _________________, (the “Grant Date”) and is entered into between Royal Caribbean Cruises Ltd. (the “Company”) and ____________________, an employee of the Company and/or its Affiliates (the “Grantee”).
This Agreement is pursuant to the provisions of the Royal Caribbean Cruises Ltd. 2008 Equity Incentive Plan, as amended (the “Plan”), with respect to the number of Restricted Stock Units (“Units”) specified above. Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Plan. This Agreement consists of this document and the Plan. The obligation of the Company pursuant to this Agreement is that of an unfunded and unsecured pledge to transfer to Grantee, as of the applicable Vesting Date, legal title and ownership of shares of Stock of the Company (the “Shares”).
Grantee and the Company agree as follows:

Application of Plan; Administration
This Agreement and Grantee’s rights under this Agreement are subject to all the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Committee may adopt. It is expressly understood that the Committee that administers the Plan is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon Grantee to the extent permitted by the Plan. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

Vesting
Unless sooner Vested in accordance with the terms of the Plan or Schedule A hereto, the Units will become Vested Units on the dates and in the respective amounts set forth below and will no longer be subject to forfeiture (each such date, including any date where shares vest on an accelerated basis pursuant to Schedule A, referred to herein as a “Vesting Date”):

	Vesting Dates	Shares
____, 201__ (“First Vesting Date”)
____, 201__ (“Second Vesting Date”)
____, 201__ (“Third Vesting Date”)
___ , 201__ (“Final Vesting Date”)
Rights as Shareholder	Grantee will not be entitled to any privileges of ownership of Shares of Stock of the Company underlying Grantee’s Units unless and until they actually Vest.
Settlement of Units
(a) Time of Settlement. This Agreement will be settled by the delivery to Grantee of one Share for each Vested Unit as of each Vesting Date.
(b) Termination Prior to Vesting Date. Unless otherwise specified in the Plan, if Grantee has a Termination of Service prior to any Vesting Date other than by reason of his/her death or Disability, Grantee will forfeit Units that have not Vested. If Grantee has a Termination of Service by reason of his/her death or Disability, all Units that have not Vested shall immediately Vest.
(c) Issuance of Shares. Shares due and payable to Grantee under the terms of this Agreement shall be issued as of the applicable Vesting Date. Such shares may be subject to restrictions on transferability to the extent set forth in Schedule A hereto.

Transferability
Grantee’s Units are not transferable, whether voluntarily or involuntarily, by operation of law or otherwise, except as provided in the Plan. Any assignment, pledge, transfer, or other disposition, voluntary or involuntary, of Grantee’s Units made, or any attachment, execution, garnishment, or lien issued against or placed upon the Units, other than as so permitted, shall be void.

GRANTEE:
DATE OF GRANT:
NUMBER OF RESTRICTED STOCK UNITS GRANTED:

Taxes
(a) FICA/Medicare Taxes. U.S. employees of the Company and/or its Affiliates will be subject to FICA/Medicare tax on each Vesting Date based on the Fair Market Value of the Shares underlying the Units that Vest on such Vesting Date.
(b) U.S. Federal Income Taxes. U.S. employees of the Company and/or its Affiliates will be subject to U.S. federal income tax on each Vesting Date based on the Fair Market Value of the Shares underlying the Units that Vest on such Vesting Date.
(c) Tax Consequences for Non-U.S. Residents. Grantees who are neither citizens nor resident aliens of the U.S. should consult with their financial/tax advisor regarding both the U.S. and non-U.S. tax consequences of the receipt of this award and subsequent settlement/receipt of the Shares.
(d) Grantee will be solely responsible for the payment of all such taxes, as well as for any other state, local or non-U.S. taxes that may be related to Grantee’s receipt of the Units and/or Shares.

Miscellaneous
(a) This Agreement shall not confer upon an employee any right to continue employment with the Company or any Affiliate, nor shall this Agreement interfere in any way with the Company’s or Affiliate’s right to terminate such employment at any time.
(b) Subject to the terms of the Plan, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect Grantee’s rights under this Agreement without Grantee’s consent.
(c) This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required.
(d) To the extent not preempted by U.S. federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

Signatures	By the signatures below, the Grantee and the authorized representative of the Company acknowledge agreement to this Restricted Stock Unit Agreement as of the Date of Grant specified above.

Royal Caribbean Cruises Ltd.	Grantee:

By: ______________________________	___________________________________
Jason T. Liberty
Senior Vice President & CFO

SCHEDULE A

ACCELERATED VESTING INTO REQUIREMENT

1.	For purposes of this Agreement, the following terms shall, when capitalized, have the following meanings:

“Applicable Age Requirement” means the age of 62 or above.

“Applicable Service Requirement” means 15 years of continuous employment by the Company.

“Grant Date Qualifying Grantee” means a Grantee who meets both of the Qualifying Criteria as of the Grant Date.

“Qualifying Criteria” means, collectively, the Applicable Age Requirement and the Applicable Service Requirement.

2.	If Grantee is a Grant Date Qualifying Grantee, then, notwithstanding the vesting schedule set forth in “Vesting”, 100% of the Units shall vest on the First Vesting Date.

3.
If Grantee is not a Grant Date Qualifying Grantee but meets both of the Qualifying Criteria prior to the Final Vesting Date, all Units that have not Vested in accordance with the vesting schedule set forth in “Vesting” shall immediately Vest on the first anniversary of the first date Grantee meets both of the Qualifying Criteria.

4.
(a)    Grantee hereby acknowledges and agrees that he or she shall not sell, assign, pledge, transfer or otherwise dispose of any of the Shares issued in respect of the Vested Units issued in accordance with Section 2 or 3 above earlier than the Vesting Dates that would have applied to such Units but for the application of this Schedule A. By way of example, a Grant Date Qualifying Grantee whose shares vest on an accelerated basis pursuant to Section 2 above shall be eligible to sell up to 25% of the Shares starting on the First Vesting Date, up to 50% of the Shares starting on the Second Vesting Date, up to 75% of the Shares on the Third Vesting Date and up to 100% of the Shares starting on the Final Vesting Date.

(b)    The book entry or certificate representing the Shares issued in accordance with this Schedule A shall contain a notation or bear the following legend noting the existence of the restrictions on transfer.
“THE SHARES REPRESENTED BY THIS [BOOK ENTRY] [CERTIFICATE] MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK UNIT AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(c)     Grantee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent.